UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  12/08/2010

Commission File Number	Exact name of registrant as specified in its charter; State or other jurisdiction of incorporation; Address of principal executive offices; and Registrant's telephone number including area code	IRS Employer Identification Number
001-32956	NewPage Holding Corporation Delaware 8540 Gander Creek Drive Miamisburg, Ohio 45342 877.855.7243	05-0616158
333-125952	NewPage Corporation Delaware 8540 Gander Creek Drive Miamisburg, Ohio 45342 877.855.7243	05-0616156

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.    Costs Associated with Exit or Disposal Activities

On December 8, 2010, NewPage Corporation ("NewPage"), a wholly-owned subsidiary of NewPage Holding Corporation, issued a news release announcing that it will permanently close the Whiting, Wisconsin mill by the end of February 2011. A copy of the news release is attached hereto as Exhibit 99.1.

On December 8, 2010, the board of directors and management committed to a plan to close the facility and the two paper machines at the facility. Approximately 360 employees at the facility will be affected. The decision to close the facility was made in order to better align capacity with market demand.

The facility closure and related activities are expected to be completed during the first quarter of 2011. We expect to incur charges totaling approximately $225 million to $255 million, which includes approximately $10 million to $15 million for severance and benefit costs and other closure costs and an impairment charge of $215 million to $240 million for the write-down of property and equipment and the write-off of stores and supplies inventory related to the machinery. The severance and other closure costs require the outlay of cash; the impairment charge and write-off of inventory represent non-cash charges. We expect to recognize charges in the fourth quarter of 2010 for asset impairments of $215 million to $240 million and for severance and other closure costs of $10 million to $15 million, with the remainder expected to be recognized in the first quarter of 2011. We have not yet finalized the cash costs and non-cash charges relating to the closure of the Whiting, Wisconsin mill; accordingly, actual cash costs and non-cash charges and their timing may differ from the projections stated in this paragraph.

Item 2.06.    Material Impairments

See Item 2.05.

Item 7.01.    Regulation FD Disclosure

On December 8, 2010, we issued updated fourth quarter 2010 guidance. A copy of the news release is attached hereto as Exhibit 99.1.

Item 9.01.    Financial Statements and Exhibits

(d)        Exhibits
        99.1        News Release dated December 8, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NewPage Holding Corporation

Date: December 13, 2010	By:	/s/ David J. Prystash
David J. Prystash
Senior Vice President and Chief Financial Officer

NewPage Corporation

Date: December 13, 2010	By:	/s/ David J. Prystash
David J. Prystash
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
EX-99.1	News Release